UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 16, 2003
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 12. Results of Operations and Financial Condition.

The following consists of Caterpillar Inc.'s Third-Quarter Results released on October 16, 2003. This information is being provided under Item 12 of Form 8-K. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

Caterpillar Inc.

October 16, 2003

FOR IMMEDIATE RELEASE

Caterpillar third-quarter sales and revenues up 9 percent;
Company raises full-year profit outlook

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) today reported third-quarter 2003 sales and revenues of $5.55 billion and profit of $222 million or $0.62 per share. Profit excluding a bond retirement charge was up 23 percent compared to third-quarter 2002 at $262 million* or $0.73* per share. The bond retirement resulted in a non-recurring charge of $40 million after-tax ($0.11 per share). Through the third quarter, sales and revenues were $16.3 billion and profit was $750 million or $2.15 per share.

Sales and revenues of $5.55 billion were up 9 percent compared to $5.08 billion in the third quarter 2002. The increase was primarily due to higher Machinery volume of $226 million, a favorable currency impact on sales of $128 million (due mainly to the stronger euro) and higher Financial Products revenues for the third quarter of $58 million or about 15 percent compared to third quarter 2002.

"Our sales benefited from key market recoveries, as generally lower interest rates continued to spark construction spending and replacement buying. We also benefited from a recognized need for reliable energy which fueled electric power demand," said Chairman and CEO Glen Barton. "During the quarter we continued to demonstrate our ability to respond to market fluctuations."

Profit of $222 million or $0.62 per share was slightly above $213 million or $0.61 per share in the third quarter 2002. Profit excluding a bond retirement charge was up 23 percent compared to third quarter 2002 at $262 million* or $0.73* per share. The bond retirement resulted in a non-recurring charge of $40 million after-tax ($0.11 per share). The profit increase was due to lower core operating costs of $59 million and improved price realization of $34 million. The favorable impact of higher sales volume/mix was only $15 million as higher sales volume was partially offset by negative sales mix compared to third quarter 2002. The positive factors were partially offset by $71 million of higher retiree pension, healthcare and related benefit costs.

"Overall, this quarter's results, particularly lower core operating costs, show that 6 Sigma is driving a continuous improvement culture in which employees look for efficiency gains in all aspects of our business. Through these efforts, sales and revenues per employee continued to show improvement over last year. These efforts will multiply as we increase the number of active 6 Sigma Black Belts and embed veteran Black Belts into other management positions to apply their experience and improve processes throughout the company," Barton said.

* A complete definition and discussion of Caterpillar's use of non-GAAP measures, identified by an asterisk (*), is included at the end of the release.

Outlook

"We still expect 2003 sales and revenues to be up about 10 percent but have raised our full-year profit to be about $3.00 per share as a result of continued focus on cost control," Barton said. Based on our preliminary outlook, 2004 company sales and revenues are expected to be up about 10 percent from 2003. (Complete outlook begins on page 9.)

For more than 75 years, Caterpillar has been building the world's infrastructure and, in partnership with our independent dealers, is driving positive and sustainable change on every continent. Caterpillar is a technology leader and the world's largest maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

Note: Glossary of terms included on page 11; first occurrence of terms shown in bold italics.

DETAILED ANALYSIS

THIRD QUARTER 2003 COMPARED WITH THIRD QUARTER 2002

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between third quarter 2002 (at left) and third quarter 2003 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parenthesis above each bar.
Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Third-quarter 2003 sales and revenues were $5.55 billion compared to $5.08 billion in the third quarter of 2002. The 9 percent increase was primarily due to higher Machinery volume of $226 million, a favorable currency impact on sales of $128 million (due mainly to the stronger euro) and higher Financial Products revenues of $58 million.

Sales and Revenues
(Millions of dollars)	Total	North America	EAME	Latin America	Asia/ Pacific

Third Quarter 2003
Machinery	$3,250	$1,760	$842	$230	$418
Engines[1]	1,862	808	576	232	246
Financial Products[2]	433	308	78	25	22

	$5,545	$2,876	$1,496	$487	$686

Third Quarter 2002
Machinery	$2,905	$1,531	$802	$193	$379
Engines[1]	1,795	873	530	180	212
Financial Products[2]	375	275	67	19	14

	$5,075	$2,679	$1,399	$392	$605

1 Does not include internal engine transfers of $341 million and $329 million in third quarter 2003 and third quarter 2002, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

2 Does not include revenues earned from Machinery and Engines of $46 million and $51 million in third quarter 2003 and third quarter 2002, respectively.

Machinery sales were $3.25 billion, an increase of $345 million or about 12 percent from third quarter 2002. Sales volume was up about 8 percent, the favorable impact of currency accounted for about 3 percent and improved price realization added about 1 percent. In North America, sales of machinery increased 15 percent, mostly due to improved price realization and higher volume. Sales volume rose because of an 11 percent increase in dealer deliveries, largely into construction, where activity was higher than in third quarter 2002. In EAME, sales of machinery increased 5 percent due to the favorable currency impact of a stronger euro. However, sales volume declined largely as a result of weak economic conditions in Europe. Company sales in Latin America were up 19 percent from third quarter 2002 due to higher dealer deliveries into mining. Asia/Pacific sales were up 10 percent from a year earlier, the result of significant sales volume growth. Low interest rates and strong economic growth boosted both construction and demand for new machines, especially in China.

Engines sales were $1.86 billion, an increase of $67 million or about 4 percent from third quarter 2002. The favorable impact of currency accounted for about 3 percent and improved price realization and emissions related price increases contributed about 2 percent. These positive factors were partially offset by lower volume of about 1 percent. Sales increased 29 percent in Latin America, 9 percent in EAME and 16 percent in Asia/Pacific which more than offset 7 percent lower sales in North America. In North America, despite higher price realization on heavy-duty on-highway truck and bus engines, sales of on-highway truck and bus engines fell 16 percent from third quarter last year which was abnormally bolstered by strong sales to truck manufacturers before the October 2002 emissions standards became effective. Additionally, North American sales of engines into the petroleum sector were down 26 percent due to lower demand for turbines and turbine services compared to last year's strong third quarter that benefited from higher investments by the gas compression industry. Sales in EAME were higher due to stronger demand for engines sold into the electric power sector and the favorable effects of currency. The increase in Latin America resulted from stronger sales of turbines and turbine services into the electric power and petroleum sectors. Global sales into the electric power sector were up 26 percent while sales into other sectors were down from 2 to 15 percent.

Financial Products revenues for the third quarter were $433 million, up $58 million or about 15 percent compared with third quarter 2002. The favorable impact of approximately $50 million due to continued growth of earning assets at Cat Financial was partially offset by the approximately $32 million impact of generally lower interest rates on new and existing finance receivables. Additionally, there was a $20 million increase in earned premiums on extended service contracts at Cat Insurance.

OPERATING PROFIT

Consolidated Operating Profit Comparison
Third Quarter 2003 vs. Third Quarter 2002
Millions of $
450
425
400
375
350
325
300
324
15
34
9
59
(11)
(71)
25
1
385
3Q02 Operating Profit
Sales Volume/Mix
Price Realization
Currency
Core Operating Costs
Emissions
Retiree Benefits
Financial Products
Consolidating Adj's
3Q03 Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between third quarter 2002 (at left) and third quarter 2003 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parenthesis above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Operating profit was favorably impacted by $59 million lower core operating costs, improved price realization of $34 million, improvements at Financial Products of $25 million, the favorable profit impact of additional sales volume (net of unfavorable sales mix) of $15 million and the net favorable impact of currency of $9 million. Lower core operating costs were the result of reductions in material costs and quality improvements reflected in lower warranty costs partially offset by higher performance related variable pay elements as a result of our improved financial performance.

Partially offsetting the favorable items was $71 million in higher retiree pension, healthcare and related benefit costs. In addition, the changes in emission standards for on-highway truck and bus engines in North America resulted in a net unfavorable impact of approximately $11 million (no impact in third quarter 2002).

Operating Profit
(Millions of dollars)	Third Quarter 2002	Third Quarter 2003
Machinery[1]	$207	$239
Engines[1]	77	80
Financial Products	67	92
Consolidating Adjustments	(27)	(26)

	$324	$385

1 Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

Machinery operating profit increased 15 percent, or $32 million, from third quarter 2002. The favorable impact of improved price realization, higher volume, and lower core operating costs more than offset higher retiree pension, healthcare and related benefit costs and unfavorable sales mix.

Engine operating profit increased 4 percent, or $3 million, from third quarter 2002 as lower core operating costs were almost entirely offset by higher retiree pension, healthcare and related benefit costs, unfavorable sales volume/mix and the unfavorable profit impact of changes in emission standards (no impact in third quarter 2002).

Financial Products operating profit was $92 million, up $25 million or 37 percent from third quarter 2002. The growth in earning assets contributed $15 million to the increase in operating profit while a favorable change in gain/loss on the sale of equipment returned from lease added $10 million.

 OTHER PROFIT/LOSS ITEMS
 Interest expense excluding Financial Products was $5 million lower compared to third quarter 2002.

Other income/expense was expense of $40 million compared with income of $25 million in third quarter 2002 for an unfavorable impact of $65 million. The change was primarily due to the $55 million pre-tax charge ($40 million after-tax) for early retirement of Machinery and Engines $250 million 6% debentures due in 2007 and $18 million less gain on publicly securitized finance receivables at Cat Financial. The debentures were issued at a significant original issue discount and had an effective annual interest rate of 13.3%. This charge reflects accelerated recognition of the unamortized original issue discount; however, the early retirement will positively impact future earnings and cash flow. The decrease in securitized finance receivables gain was related to the timing of Cat Financial's public securitization, which took place in the second quarter this year ($22 million in second quarter 2003 versus a similar gain of $18 million in the third quarter of 2002). These unfavorable items were partially offset by a favorable impact of commodity hedging of $15 million for Machinery and Engines.

The provision for income taxes in the third quarter reflects an estimated annual tax rate of 27 percent for 2003 compared to 28 percent a year ago. Third-quarter 2003 tax expense reflects an adjustment of $7 million resulting from a decrease in the estimated annual tax rate from 28 to 27 percent for the first six months of 2003 due to changes in the estimated tax benefits from export sales and the geographic mix of profits.

The equity in profit/loss of unconsolidated affiliated companies increased $6 million from third quarter a year ago, due in part to improved profitability of Shin Caterpillar Mitsubishi Ltd. resulting from improved export business into China and North America.

EMPLOYMENT
 At the end of third quarter 2003, Caterpillar's worldwide employment was 68,006 compared with 70,379 one year ago. Employment was reduced by 2,373 or about 3 percent, year over year. This includes the impact of acquiring a controlling interest in Hindustan Powerplus Ltd. and increases to support our growing Caterpillar Logistics operation, which combined added approximately 900 employees.

OTHER SIGNIFICANT EVENTS
 On October 8, 2003, Caterpillar Inc. increased its quarterly cash dividend by two cents to thirty-seven cents ($0.37) per share on its common stock, payable November 20, 2003, to stockholders of record at the close of business October 20, 2003. The previous rate was thirty-five cents ($0.35) per share. Including this increase, Caterpillar's quarterly dividend has grown more than eightfold in the last decade.

Also on October 8, 2003, the Board of Directors approved an extension of the share repurchase program with the goal of reducing the company's outstanding shares to 320,000,000. The program authorization now expires in October 2008.

OPERATING COST RECLASSIFICATION
 In the second quarter, we revised our policy regarding the classification of certain costs related to distributing replacement parts. Previously, these costs were included in selling, general and administrative expenses and now are included in cost of goods sold. This classification is more consistent with industry practice. The parts distribution costs include shipping and handling (including warehousing) along with related support costs such as information technology, purchasing and inventory management.

The amounts reclassified from selling, general and administrative expenses to cost of goods sold were $108 million and $328 million for the three months and nine months ended September 30, 2002, respectively. These costs were $110 million and $329 million for the three months and nine months ended September 30, 2003, respectively. The reclassification had no impact on operating profit.

SUPPLEMENTAL INFORMATION

We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to independently owned and operated dealers and original equipment manufacturers (OEMs) to meet the demands of their customers, the end users. Due to time lags between our sales and deliveries to end users we believe this information will help readers better understand our business and the industries we serve. Information provided in the supplemental information is in constant dollars.

Dealer New Machine Deliveries
Worldwide dealer deliveries of new machines to end users were up 10 percent from third quarter 2002. Low interest rates and accelerating economic growth benefited deliveries into construction in both North America and Asia/Pacific. Much higher metals prices initiated recoveries in deliveries to mining in most regions.

Dealer machine deliveries in North America rose 11 percent from third quarter 2002. The acceleration of the economic recovery in the third quarter began to favorably impact activity in more of the key industries dealers serve. In addition, the combination of low interest rates and rising profits encouraged some users to upgrade fleets. Deliveries to general construction were up 17 percent, due to continued strong housing construction and the start of a recovery in nonresidential building construction. Dealers delivered 13 percent more new machines to heavy construction, the result of significantly higher sewer and water construction and increased petroleum exploration. Prices for construction materials were higher than last year so deliveries to quarries and aggregates increased 3 percent. Economic conditions in mining did not improve sufficiently to encourage users to resume normal buying and dealer deliveries dropped 17 percent. Metals production continued to decline and coal prices were lower than a year ago.

Dealer deliveries to end users in EAME were up 6 percent from the same quarter last year. In Europe, deliveries fell 7 percent from last year since most key economies were weak. Particularly large declines occurred in France and Italy. Deliveries in Africa/Middle East increased slightly, with the largest gain in Turkey where the economy grew rapidly. The CIS, with a ninefold increase in deliveries, accounted for nearly all the region's growth. Higher metals and oil prices boosted mining and energy investment.

Dealers delivered 16 percent more new machines in Latin America. The increase in deliveries was entirely in mining as higher prices prompted iron ore and gold mines to increase output.

In Asia/Pacific, dealers delivered 14 percent more new machines than in third quarter 2002. China, which is rapidly developing into a major user of construction equipment, accounted for the largest part of that increase. India, Indonesia and Malaysia accounted for most of the rest. Economies in all these countries grew rapidly and interest rates were quite low; both developments benefited construction.

Dealer Inventories of New Machines
 Worldwide dealer inventories were slightly lower than last year, with a large decline in EAME more than offsetting increases in the other regions. Relative to delivery rates, inventories were lower than last year in all regions.

Engine Deliveries to End Users and OEMs
Worldwide Caterpillar and Caterpillar dealer engine deliveries to end users and OEMs were flat with last year. A 42 percent gain in worldwide deliveries to end users in the electric power sector, a 6 percent gain in deliveries to the industrial sector, and a 4 percent gain in deliveries to the marine sector offset a 7 percent decline in deliveries to the petroleum sector and a 25 percent drop in engine deliveries to the on-highway truck and bus sector. Global business fundamentals for marine, industrial and electric power sectors in third quarter 2003 continued to improve compared to last year when economic growth was sluggish, corporate profits were depressed and businesses and investors were delaying capital spending decisions. Worldwide petroleum deliveries were 7 percent below last year despite favorable oil and gas prices and revenues and higher drilling activity.

In North America, Caterpillar engine deliveries to end users and OEMs in third quarter 2003 fell 16 percent compared to third quarter 2002 despite strong gains (25+ percent) in deliveries to the electric power and industrial sectors. Caterpillar engine deliveries to end users and OEMs in electric power and industrial sectors were positively impacted by stronger economic growth, rising industry profits and more favorable investment trends. Dealers continued to work down surplus inventories of electric power products. Deliveries of engines to the petroleum sector declined 23 percent due to lower demand for turbines and turbine services compared to last year's abnormally strong deliveries caused by highly favorable natural gas prices. Caterpillar's third-quarter deliveries of on-highway truck and bus engines were negatively impacted (down 27 percent) by lower industry demand for both mid-range and heavy-duty engines compared to last year's abnormally strong third quarter. In the third quarter of 2002, truck manufacturers were raising their production schedules in response to higher dealer and customer orders for pre-October 2002 heavy-duty engines. Caterpillar continued its leadership position in the NAFTA on-highway truck and bus engine industry through the third quarter.

In EAME, overall deliveries to end users and OEMs rose 9 percent, with higher deliveries in most sectors and strong growth in deliveries to the electric power sector, up 24 percent. EAME deliveries of reciprocating engines gained from favorable exchange rate movements and particular strength in the Middle East. Deliveries in the Middle East strengthened caused by favorable oil prices and revenues, slowly improving confidence after the end of major military action in Iraq and continuing reconstruction efforts. However, weak economic trends and corporate profits in Western Europe continued to restrict growth in demand in key industries.

Deliveries to end users in Latin America rose 63 percent, with gains in deliveries to all engine sectors and a doubling of engine deliveries into the electric power sector. Economic and investment growth has improved compared to last year's depressed third-quarter levels and engine industry demand and Caterpillar deliveries are clearly benefiting. Latin American deliveries to end users in the electric power and petroleum sectors were helped by stronger demand for turbines and turbine services in key oil-producing countries where increased infrastructure investment occurred.

Dealer deliveries to end users and OEMs in Asia/Pacific in the third quarter were up 16 percent compared to last year led by a 74 percent sales gain in deliveries to the electric power sector. Improving economic growth, rising business investment, and favorable currency movements again supported sales growth. Asia/Pacific demand for large engines used in the petroleum sector weakened from last year's strong third-quarter sales when select countries in Asia/Pacific increased oil and gas development and production.

Dealer Inventories of Engines
Worldwide dealer engine inventories at the end of the third quarter were lower than a year ago. Inventories were lower in North America and Latin America but higher in EAME and Asia/Pacific. Inventories compared to selling rates were lower than year-earlier levels in North America and Latin America and are close to normal levels. Dealer inventories compared to selling rates were higher than year-earlier levels in EAME and Asia/Pacific as in-transit inventories rose significantly.

OUTLOOK

We still expect 2003 sales and revenues to be up about 10 percent and now expect full-year profit to be about $3.00 per share as a result of continued focus on cost control.

SALES AND REVENUES OUTLOOK
 The world economy appears to be strengthening in the last half of 2003 and full-year growth should be about 2.5 percent. More than ten countries cut short-term interest rates in the third quarter and some developing countries likely will cut rates in the fourth quarter. Central banks in the developed countries are expected to keep interest rates steady for the rest of the year.

Recent developments in the world economy resulted in several positives for our businesses that should persist through year end. Many countries have the lowest interest rates in decades, which is benefiting construction, especially housing. Also, many businesses are experiencing better cash flows enabling them to make needed equipment purchases. In addition, stronger demand for metals has caused price increases indicating the potential reversal of a long, deep slump in mining investments.

For the year, we expect company sales and revenues to increase about 10 percent. Machinery and Engines volume should contribute about 55 percent of the gain, currency about 25 percent, Financial Products revenues about 10 percent, with the rest from price realization. We project that North America and Asia/Pacific will be the major contributors to volume increases.

North America (United States and Canada)
Third-quarter economic data suggest the U.S. economy grew in excess of a 4 percent annual rate, indicating that low interest rates, tax cuts and the weaker dollar are helping. These factors remain in place and should allow continued strong economic growth in the fourth quarter.

Machinery and Engines sales turned in strong year-over-year gains in both the second and third quarters of this year and we expect this to continue in the fourth quarter. Low interest rates should further benefit construction and favorable energy prices should boost sales into petroleum and natural gas. We forecast that Machinery and Engines sales will increase about 10 percent in 2003.

EAME
While the European economy stagnated in third quarter 2003, signs of recovery are beginning to emerge. In addition, favorable energy prices and the recovery in other commodity prices will significantly help many of the developing economies of Africa/Middle East and the CIS region.

We project that sales in EAME will rise about 10 percent in 2003 almost entirely due to the ongoing favorable translation impact of the strong euro on sales.

Latin America
Economic conditions are slowly improving in Latin America, the result of higher commodity prices and some reductions in local interest rates. Sales of Machinery and Engines in 2003 should be about the same as last year, the result of a last half recovery in mining.

Asia/Pacific
We project sales of Machinery and Engines will increase between 15 and 20 percent from 2002. Economic growth, already strong in the first half, will get an additional boost from further reductions in short-term interest rates and higher commodity prices. Competitive currencies will allow many countries to continue increasing exports rapidly.

Record direct investment inflows into China should keep capital investment and purchases of construction equipment strong through year end. The stronger Australian dollar, while undermining the competitiveness of some commodity exports, will continue to have a favorable currency impact on sales.

Financial Products
We expect growth in Financial Products for the remainder of 2003, with revenues expected to increase approximately 10 percent versus 2002.

 PROFIT OUTLOOK
We now expect full-year profit to be about $3.00 per share as a result of continued focus on cost control.

PRELIMINARY 2004 SALES AND REVENUES OUTLOOK
 Developments favorable to our businesses are occurring in the last half of 2003, brightening the prospects for 2004. Many commodity prices continue to increase; more than 10 countries have cut short-term interest rates since July 1; housing starts are strong in many countries; and exchange rates remain favorable. We anticipate interest rates should remain low throughout 2004 in the industrial countries and several of the developing countries could cut rates further. As a result, economic growth is expected to improve in all regions, raising world growth to 3.5 percent in 2004. We expect the world total machine industry to be up about 7 percent, ranging from no change in Japan to 12 percent growth in both North America and Latin America. In addition, we expect a 6 percent growth in world engine industry demand. This global economic recovery will benefit both Machinery and Engines, as well as provide opportunities for continued growth in earning assets at Cat Financial. Therefore, the preliminary 2004 forecast anticipates that company sales and revenues will be about 10 percent higher than 2003.

GLOSSARY OF TERMS

  Changes in Emissions Standards (Emissions) - Generally, emissions describes the financial impacts of industry emission standard changes for on-highway truck and bus engines in North America. With respect to sales and revenues, emissions represents the impact of price increases. With respect to operating profit, emissions represents the net impact of price increases, production cost increases which include incremental ramp-up production costs and non-conformance penalties (NCPs).

  Consolidating Adjustments - Eliminations of transactions between Machinery and Engines, and Financial Products.

  Core Operating Costs - Machinery and Engines operating cost change adjusted for volume. It excludes currency, retiree benefits and emissions production cost increases, ramp-up production costs and non-conformance penalties.

  Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on the Financial Products line of business are included in the Financial Products portions of the respective analyses.

  EAME - Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

  Earning Assets - These assets consist primarily of total net finance receivables plus equipment on operating leases, less accumulated depreciation at Cat Financial. Net finance receivables represent the gross receivables amount less unearned income and the allowance for credit losses.

  Engines - A principal line of business including the design, manufacture and marketing of engines for Caterpillar machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,600 to 19,500 horsepower (1 000 to 14 500 kilowatts).

  Financial Products - A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings Inc. (Cat Insurance) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar® gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

  Latin America - Geographic region including the Central American countries and Mexico.

  Machinery - A principal line of business which includes the design, manufacture and marketing of construction, mining, agricultural and forestry machinery - track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders and related parts.

  Machinery and Engines (M&E) - Due to the highly integrated nature of operations, represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

  Price Realization - The impact of net price changes excluding emissions price increases and currency.

  Sales Volume/Mix - The net operating profit impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

  Securitized Finance Receivables - Cat Financial sells retail installment sale contracts and finance leases into public asset-backed securitization facilities. Gains/losses on the securitization of finance receivables represent the difference between the carrying value and fair value of the receivables.

  6 Sigma - On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement; it has become the way we work as teams to process business information, solve problems and manage our business successfully.

NON-GAAP FINANCIAL MEASURES
 The following definitions are provided for "non-GAAP financial measures" in connection with Regulation G issued by the Securities and Exchange Commission. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP, and therefore, are unlikely to be comparable with the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

Machinery and Engines
 Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to the design, manufacture and marketing of our products. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business. Pages 17 - 22 reconciles Machinery and Engines with Financial Products on the Equity Basis to Caterpillar Inc. Consolidated financial information.

Profit Excluding a Bond Retirement Charge
 Caterpillar reports selected financial data excluding the charge for early retirement of debt. Management believes excluding this charge provides comparability to third quarter 2002 data and highlights the impact of this charge on period-to-period fluctuations.

Profit Excluding a Bond Retirement Charge
Caterpillar defines profit excluding a bond retirement charge as GAAP profit after tax excluding the charge for early retirement of debt. Page 23 reconciles GAAP profit and profit excluding a bond retirement charge.

Profit Per Share Excluding a Bond Retirement Charge
Caterpillar defines profit per share excluding a bond retirement charge as GAAP profit per share (PPS) excluding the charge for early retirement of debt. Page 23 reconciles GAAP PPS and PPS excluding a bond retirement charge.

Net Free Cash Flow
 Caterpillar defines net free cash flow as operating cash flow less capital expenditures net of disposals and dividends. Management believes net free cash flow provides investors with an important perspective on cash available for debt repayment and acquisitions after paying dividends and making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses net free cash flow internally to assess business performance as well as overall Caterpillar liquidity. Page 23 reconciles GAAP operating cash flow and net free cash flow.

*                    *                    *

The information included in the Outlook section is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on October 16, 2003. This filing is available on our website at http://www.CAT.com/sec_filings.

Caterpillar's latest financial results and current outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)
(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.CAT.com/investor
http://www.CAT.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
(309) 675-1307
wojda_kelly_g@CAT.com

Caterpillar Inc. Condensed Consolidated Statement of Results of Operations (Unaudited) (Dollars in millions except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Sales and revenues:
Sales of Machinery and Engines	$5,112	$4,700	$15,037	$13,659
Revenues of Financial Products	433	375	1,261	1,116

Total sales and revenues	5,545	5,075	16,298	14,775

Operating costs:
Cost of goods sold	4,143	3,798	12,102	11,079
Selling, general and administrative expenses	627	538	1,801	1,587
Research and development expenses	173	167	494	524
Interest expense of Financial Products	116	135	354	393
Other operating expenses	101	113	358	305

Total operating costs	5,160	4,751	15,109	13,888

Operating profit	385	324	1,189	887

Interest expense excluding Financial Products	61	66	192	206
Other income (expense)	(40)	25	15	18

Consolidated profit before taxes	284	283	1,012	699

Provision for income taxes	69	71	273	196

Profit of consolidated companies	215	212	739	503

Equity in profit (loss) of unconsolidated affiliated companies	7	1	11	(10)

Profit	$222	$213	$750	$493

Profit per common share	$0.64	$0.62	$2.17	$1.43

Profit per common share - assuming dilution [1]	$0.62	$0.61	$2.15	$1.42

Weighted average common shares outstanding (thousands)
- Basic	346,250	344,172	345,144	343,905
- Assuming dilution [1]	356,089	346,225	348,998	347,174

Cash dividends paid per common share	$0.35	$0.35	$1.05	$1.05

1 Diluted by assumed exercise of stock options, using the treasury stock method.

Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)
	Sept. 30,	Dec. 31,	Sept. 30,
	2003	2002	2002
Assets
Current Assets
Cash and short-term investments	$397	$309	$445
Receivables - trade and other	3,183	2,838	2,868
Receivables - finance	7,158	6,748	6,667
Deferred and refundable income taxes	434	642	441
Prepaid expenses	1,782	1,328	1,280
Inventories	3,057	2,763	3,084

Total current assets	16,011	14,628	14,785

Property, plant and equipment - net	7,083	7,046	6,810
Long-term receivables - trade and other	79	66	56
Long-term receivables - finance	7,240	6,714	6,320
Investments in unconsolidated affiliated companies	752	747	751
Deferred income taxes	854	850	834
Intangible assets	276	281	304
Goodwill	1,399	1,402	1,402
Other assets	1,373	1,117	1,112

Total Assets	$35,067	$32,851	$32,374

Liabilities
Current liabilities:
Short-term borrowings:
-- Machinery and Engines	$62	$64	$65
-- Financial Products	1,664	2,111	1,956
Accounts payable	2,497	2,269	2,410
Accrued expenses	1,599	1,620	1,521
Accrued wages, salaries and employee benefits	1,229	1,178	1,242
Dividends payable	-	120	-
Deferred and current income taxes payable	162	70	7
Long-term debt due within one year:
-- Machinery and Engines	33	258	267
-- Financial Products	3,797	3,654	3,036

Total current liabilities	11,043	11,344	10,504

Long-term debt due after one year:
-- Machinery and Engines	3,296	3,403	3,410
-- Financial Products	9,875	8,193	9,025
Liability for postemployment benefits	4,023	4,038	3,065
Deferred income taxes and other liabilities	538	401	392

Total Liabilities	28,775	27,379	26,396

Stockholders' Equity
Common stock	1,036	1,034	1,035
Treasury stock	(2,571)	(2,669)	(2,672)
Profit employed in the business	8,357	7,849	7,785
Accumulated other comprehensive income	(530)	(742)	(170)

Total Stockholders' Equity	6,292	5,472	5,978

Total Liabilities and Stockholders' Equity	$35,067	$32,851	$32,374

Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)
	Nine Months Ended September 30,
	2003	2002

Cash flow from operating activities:
Profit	$750	$493
Adjustments for non-cash items:
Depreciation and amortization	1,008	910
Other	101	131
Changes in assets and liabilities:
Receivables - trade and other	(220)	(147)
Inventories	(294)	(159)
Accounts payable and accrued expenses	108	322
Other - net	(24)	(190)

Net cash provided by operating activities	1,429	1,360

Cash flow from investing activities:
Capital expenditures excluding equipment leased to others	(352)	(498)
Expenditures for equipment leased to others	(781)	(762)
Proceeds from disposals of property, plant and equipment	451	360
Additions to finance receivables	(12,245)	(11,323)
Collection of finance receivables	10,022	8,652
Proceeds from the sale of finance receivables	1,472	1,995
Investments and acquisitions (net of cash acquired)	(26)	(290)
Other - net	(55)	(41)

Net cash used for investing activities	(1,514)	(1,907)

Cash flow from financing activities:
Dividends paid	(361)	(361)
Common stock issued, including treasury shares reissued	81	8
Proceeds from long-term debt issued	4,233	3,855
Payments on long-term debt	(2,992)	(2,772)
Short-term borrowings - net	(788)	(165)

Net cash provided by financing activities	173	565

Effect of exchange rate on cash	-	27

Increase (Decrease) in cash and short-term investments	88	45

Cash and short-term investments at beginning of period	309	400

Cash and short-term investments at end of period	$397	$445

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended September 30, 2003 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$5,112	$5,112	$-	$-
Revenues of Financial Products	433	-	479	(46)[2]

Total sales and revenues	5,545	5,112	479	(46)

Operating costs:
Cost of goods sold	4,143	4,143	-	-
Selling, general and administrative expenses	627	505	139	(17)[3]
Research and development expenses	173	173	-	-
Interest expense of Financial Products	116	-	119	(3)[4]
Other operating expenses	101	(28)	129	-

Total operating costs	5,160	4,793	387	(20)

Operating profit	385	319	92	(26)

Interest expense excluding Financial Products	61	70	-	(9)[4]
Other income (expense)	(40)	(68)	11	17 [5]

Consolidated profit before taxes	284	181	103	-

Provision for income taxes	69	33	36	-

Profit of consolidated companies	215	148	67	-

Equity in profit (loss) of unconsolidated affiliated companies	7	5	2	-
Equity in profit of Financial Products' subsidiaries	-	69	-	(69)[6]

Profit	$222	$222	$69	$(69)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
4 Elimination of interest expense recorded between Financial Products and Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

Caterpillar Inc. Supplemental Data for Results of Operations For The Three Months Ended September 30, 2002 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$4,700	$4,700	$-	$-
Revenues of Financial Products	375	-	426	(51)[2]

Total sales and revenues	5,075	4,700	426	(51)

Operating costs:
Cost of goods sold	3,798	3,798	-	-
Selling, general and administrative expenses	538	451	106	(19)[3]
Research and development expenses	167	167	-	-
Interest expense of Financial Products	135	-	140	(5)[4]
Other operating expenses	113	-	113	-

Total operating costs	4,751	4,416	359	(24)

Operating profit	324	284	67	(27)

Interest expense excluding Financial Products	66	66	-	-
Other income (expense)	25	(31)	29	27 [5]

Consolidated profit before taxes	283	187	96	-

Provision for income taxes	71	37	34	-

Profit of consolidated companies	212	150	62	-

Equity in profit (loss) of unconsolidated affiliated companies	1	(1)	2	-
Equity in profit of Financial Products' subsidiaries	-	64	-	(64)[6]

Profit	$213	$213	$64	$(64)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
4 Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

Caterpillar Inc. Supplemental Data for Results of Operations For The Nine Months Ended September 30, 2003 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$15,037	$15,037	$-	$-
Revenues of Financial Products	1,261	-	1,394	(133)[2]

Total sales and revenues	16,298	15,037	1,394	(133)

Operating costs:
Cost of goods sold	12,102	12,102	-	-
Selling, general and administrative expenses	1,801	1,470	387	(56)[3]
Research and development expenses	494	494	-	-
Interest expense of Financial Products	354	-	365	(11)[4]
Other operating expenses	358	(26)	384	-

Total operating costs	15,109	14,040	1,136	(67)

Operating profit	1,189	997	258	(66)

Interest expense excluding Financial Products	192	201	-	(9)[4]
Other income (expense)	15	(65)	23	57 [5]

Consolidated profit before taxes	1,012	731	281	-

Provision for income taxes	273	174	99	-

Profit of consolidated companies	739	557	182	-

Equity in profit (loss) of unconsolidated affiliated companies	11	7	4	-
Equity in profit of Financial Products' subsidiaries	-	186	-	(186)[6]

Profit	$750	$750	$186	$(186)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
4 Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

Caterpillar Inc. Supplemental Data for Results of Operations For The Nine Months Ended September 30, 2002 (Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments

Sales and revenues:
Sales of Machinery and Engines	$13,659	$13,659	$-	$-
Revenues of Financial Products	1,116	-	1,247	(131)[2]

Total sales and revenues	14,775	13,659	1,247	(131)

Operating costs:
Cost of goods sold	11,079	11,079	-	-
Selling, general and administrative expenses	1,587	1,326	317	(56)[3]
Research and development expenses	524	524	-	-
Interest expense of Financial Products	393	-	406	(13)[4]
Other operating expenses	305	-	305	-

Total operating costs	13,888	12,929	1,028	(69)

Operating profit	887	730	219	(62)

Interest expense excluding Financial Products	206	206	-	-
Other income (expense)	18	(44)	-	62 [5]

Consolidated profit before taxes	699	480	219	-

Provision for income taxes	196	116	80	-

Profit of consolidated companies	503	364	139	-

Equity in profit (loss) of unconsolidated affiliated companies	(10)	(16)	6	-
Equity in profit of Financial Products' subsidiaries	-	145	-	(145)[6]

Profit	$493	$493	$145	$(145)

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products revenues earned from Machinery and Engines.
3 Elimination of expenses recorded by Machinery and Engines paid to Financial Products.
4 Elimination of interest expense recorded by Financial Products paid to Machinery and Engines.
5 Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned by Machinery and Engines from Financial Products.
6 Elimination of Financial Products profit for the period reported on Machinery and Engines statement on the equity basis.

Caterpillar Inc.
Supplemental Data for Cash Flow For the Nine Months Ended September 30, 2003
(Unaudited) Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit	$750	$750	$186	$(186)[2]
Adjustments for non-cash items:
Depreciation and amortization	1,008	611	397	-
Profit of Financial Products	-	(186)	-	186 [3]
Other	101	39	34	28 [4]
Changes in assets and liabilities:
Receivables - trade and other	(220)	(140)	(120)	40 [4]
Inventories	(294)	(294)	-	-
Accounts payable and accrued expenses	108	87	21	-
Other - net	(24)	(80)	107	(51)[4]

Net cash provided by operating activities	1,429	787	625	17

Cash flow from investing activities:
Capital Expenditures excluding equipment leased to others	(352)	(335)	(17)	-
Expenditures for equipment leased to others	(781)	(10)	(771)	-
Proceeds from disposals of property, plant and equipment	451	-	451	-
Additions to finance receivables	(12,245)	-	(12,245)	-
Collection of finance receivables	10,022	-	10,022	-
Proceeds from the sale of finance receivables	1,472	-	1,472	-
Net intercompany borrowings	-	391	2	(393)[5]
Investments and acquisitions (net of cash acquired)	(26)	(17)	(9)	-
Other - net	(55)	(6)	(82)	33 [6]

Net cash provided by (used for) investing activities	(1,514)	23	(1,177)	(360)

Cash flow from financing activities:
Dividends paid	(361)	(361)	-	-
Common stock issued, including treasury shares reissued	81	81	33	(33)[6]
Net intercompany borrowings	-	-	(391)	391 [5]
Proceeds from long-term debt issued	4,233	83	4,150	-
Payments on long-term debt	(2,992)	(500)	(2,492)	-
Short-term borrowings - net	(788)	(2)	(786)	-

Net cash provided by (used for) financing activities	173	(699)	514	358

Effect of exchange rate on cash	-	6	9	(15)[7]

Increase (Decrease) in cash and short-term investments	88	117	(29)	-
Cash and short-term investments at beginning of period	309	146	163	-

Cash and short-term investments at end of period	$397	$263	$134	$-

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products profit after tax due to equity method of consolidation.
3 Non-cash adjustment for the undistributed earnings from Financial Products.
4 Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5 Net proceeds and payments to/from Machinery and Engines and Financial Products.
6 Change in investment and common stock related to Financial Products.
7 Elimination of the effect of exchange on intercompany balances.

Caterpillar Inc.
Supplemental Data for Cash Flow For the Nine Months Ended September 30, 2002
(Unaudited) (Millions of dollars)
		Supplemental Consolidating Data
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit	$493	$493	$145	$(145)[2]
Adjustments for non-cash items:
Depreciation and amortization	910	596	314	-
Profit of Financial Products	-	(145)	-	145 [3]
Other	131	(3)	121	13 [4]
Changes in assets and liabilities:
Receivables - trade and other	(147)	20	(132)	(35)[4]
Inventories	(159)	(159)	-	-
Accounts payable and accrued expenses	322	231	46	45 [4]
Other - net	(190)	(142)	(41)	(7)[4]

Net cash provided by operating activities	1,360	891	453	16

Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(498)	(473)	(25)	-
Expenditures for equipment leased to others	(762)	-	(762)	-
Proceeds from disposals of property, plant and equipment	360	43	317	-
Additions to finance receivables	(11,323)	-	(11,323)	-
Collection of finance receivables	8,652	-	8,652	-
Proceeds from the sale of finance receivables	1,995	-	1,995	-
Net intercompany borrowings	-	(5)	26	(21)[5]
Investments and acquisitions (net of cash acquired)	(290)	(23)	(267)	-
Other - net	(41)	(19)	(56)	34 [6]

Net cash used for investing activities	(1,907)	(477)	(1,443)	13

Cash flow from financing activities:
Dividends paid	(361)	(361)	-	- [8]
Common stock issued, including treasury shares reissued	8	8	34	(34)[6]
Net intercompany borrowings	-	(26)	5	21 [5]
Proceeds from long-term debt issued	3,855	248	3,607	-
Payments on long-term debt	(2,772)	(194)	(2,578)	-
Short-term borrowings - net	(165)	(154)	(11)	-

Net cash provided by (used for) financing activities	565	(479)	1,057	(13)

Effect of exchange rate on cash	27	39	4	(16)[7]

Increase (Decrease) in cash and short-term investments	45	(26)	71	-
Cash and short-term investments at beginning of period	400	251	149	-

Cash and short-term investments at end of period	$445	$225	$220	$-

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
2 Elimination of Financial Products profit after tax due to equity method of consolidation.
3 Non-cash adjustment for the undistributed earnings from Financial Products.
4 Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
5 Net proceeds and payments to/from Machinery and Engines and Financial Products.
6 Change in investment and common stock related to Financial Products.
7 Elimination of the effect of exchange on intercompany balances.
8 Elimination of dividends paid to/from Machinery and Engines and Financial Products.

Caterpillar Inc. Reconciliation of Profit to Profit Excluding a Bond Retirement Charge (Unaudited) (Millions of Dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Profit	$222	$213	$750	$493
Bond retirement charge	40	-	40	-

Profit excluding a bond retirement charge	$262	$213	$790	$493

Caterpillar Inc. Reconciliation of PPS to PPS Excluding a Bond Retirement Charge (Unaudited) (Dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

PPS	$0.62	$0.61	$2.15	$1.42
Bond retirement charge	0.11	-	0.11	-

PPS excluding a bond retirement charge	$0.73	$0.61	$2.26	$1.42

Caterpillar Inc.
Reconciliation of Net Cash Provided by Operating Activities to Net Free Cash Flow For the Nine Months Ended September 30, 2003*
(Unaudited) (Millions of dollars)
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Net cash provided by operating activities	$1,429	$787	$625	$17
Capital expenditures
- excluding equipment leased to others	(352)	(335)	(17)	-
- equipment leased to others	(781)	(10)	(771)	-
Proceeds from disposals of property, plant and equipment	451	-	451	-
Dividends paid	(361)	(361)	-	-

Net free cash flow	$386	$81	$288	$17

Caterpillar Inc.
Reconciliation of Net Cash Provided by Operating Activities to Net Free Cash Flow For the Nine Months Ended September 30, 2002
(Unaudited) (Millions of dollars)
	Consolidated	Machinery and Engines [1]	Financial Products	Consolidating Adjustments
Net cash provided by operating activities	$1,360	$891	$453	$16
Capital expenditures
- excluding equipment leased to others	(498)	(473)	(25)	-
- equipment leased to others	(762)	-	(762)	-
Proceeds from disposals of property, plant and equipment	360	43	317	-
Dividends paid	(361)	(361)	-	-

Net free cash flow	$99	$100	$(17)	$16

1 Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

 Certain statements contained in our third-quarter 2003 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors
 The world economy appears to be strengthening in last half 2003 and major central banks are holding interest rates steady. Our outlook assumes that current economic policies will be sufficient to allow the recovery to strengthen throughout 2004. If, however, the recovery proves less robust than assumed, economic growth would likely slow further, weakening machinery and engine sales.

Recent economic data suggests that the U. S. economy grew in excess of a 4 percent annual rate in third quarter 2003. Our outlook assumes that the combination of the recent tax cut, June's interest rate cut, slightly lower oil prices, and the favorable impact of a weaker U.S. dollar will allow good growth to continue into 2004. Faster growth should allow the improvement in machinery and engine sales that occurred so far this year to continue into 2004. If, however, the boost provided by monetary and fiscal easing proves transitory, a return to weak growth could threaten our machinery and engine sales.

Economic growth in the EAME region as a whole was weak in the first three quarters of the year. Flat growth in Europe was balanced by stronger growth in Africa/Middle East and in the Commonwealth of Independent States. Recently, leading indicators and business surveys suggest economic conditions in Europe are ready to improve and the European Central Bank ("ECB") has indicated it is not planning on cutting interest rates further. Our outlook assumes the European economy will improve in the remaining months of 2003 and in 2004. Potential risks include the ECB quickly raising interest rates or the stronger euro depressing exports. Should these occur, the resulting weaker economic growth could weaken machinery and engine sales.

The Japanese economy grew much faster than expected in first half 2003. Our outlook assumes that measures employed by the Bank of Japan - zero interest rates, the maintenance of high levels of reserves in the banking system and the purchase of long-term government bonds - will allow this recovery to continue. The economy remains vulnerable to any tightening in financial conditions and should that occur, the recovery could stall. Slower economic growth would further reduce our sales in that country and could have a negative impact on other economies, particularly those in the region.

Asia/Pacific economies grew rapidly in the first three quarters and economic policies in place support a continuation of fast growth. Growth has benefited from competitive exchange rates and rapid growth in China. Industrial countries have voiced dissatisfaction with the region's exchange rate practices and the Chinese economy shows signs of overheating. The potential for trade frictions could slow exports and regional growth; the Chinese government could tighten policies too much and sharply slow growth. Our outlook assumes neither risk occurs. Should that prove incorrect, our results could be negatively impacted.

The Latin American economy has grown slowly and our outlook projects further improvement throughout the forecast horizon. This improvement assumes a recovery in foreign direct investment inflows, further reductions in local interest rates and higher commodity prices. If, for whatever reason, these assumptions prove untrue, our results could be negatively impacted.

Commodity Prices
Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices and production of metals have improved this year and our outlook assumes continued growth in the world economy will cause metals prices to increase further. Any unexpected weakening, however, could cause prices to drop sharply to the detriment of our results.

While coal stocks are high and prices have been soft, our outlook assumes production and prices will improve late this year. If coal production and prices do not improve, our results could be negatively affected.

Oil and natural gas prices have remained fairly high this year due to tight inventories. Our outlook assumes that increased production will ease shortages in both oil and natural gas, allowing prices to ease. Should supplies tighten sharply in response to either OPEC production cuts or a severe winter, the resulting high prices likely would slow economies, potentially with a depressing impact upon our sales.

Monetary and Fiscal Policies
 For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

With economic data looking more favorable, major central banks are holding interest rates steady and a few have even started reviewing when rate hikes might be necessary.

Our outlook assumes that central banks will take great care to ensure that economic recoveries continue. Should they be slow to react to worsening conditions or raise interest rates too aggressively, such actions could cause recessions and depress our results.

Weak economic growth has increased budget deficits in many countries and limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors
 Political factors in the United States and abroad have a major impact on global companies.

Our outlook assumes that there will be no significant military conflict in North Korea or the Middle East in the forecast period. Such a military conflict could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook further assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region.

Currency Fluctuations
 The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the third quarter. The outlook assumes similar benefits in the future. Should the euro collapse, our results could be negatively impacted.

Dealer Practices
 The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in 2003; more drastic reductions would adversely affect sales.

Other Factors
 The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002. The Consent Decree provides for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties (NCPs) on those engines. The company began shipping lower emission engines in October 2002 as a "bridge" until the fully compliant ACERT® engines are introduced in 2003. These "bridge" engines require the payment of NCPs. We expect emissions standard changes to negatively impact our financial results in 2003 by $38 million (after tax) or $21 million (after tax) more adverse than in 2002 due to higher shipments of bridge engines in 2003. Early in 2003, Caterpillar began ramping up production of medium-duty and heavy-duty compliant ACERT engines. We do not anticipate paying NCPs beyond 2003. Our outlook for 2003 is subject to assumptions regarding projected NCPs, price increases, and volumes. We are able to make fairly accurate predictions of the NCP levels per engine due to our engineering knowledge, development process and internal testing during development. Our net price increase for heavy-duty bridge engines was successfully implemented on October 1, 2002; this increase was competitive with price increases implemented by other engine manufacturers on that date. We implemented an additional price increase in the first quarter 2003 to truck manufacturers that purchase our heavy-duty ACERT engines. This increase has been communicated to the truck manufacturers and is based on the additional value that we expect truck owners to receive from ACERT engines compared to our competitors as a result of better fuel economy, less maintenance and greater durability. The ultimate net price increase we are able to achieve for our ACERT engines is dependent upon marketplace acceptance of these engines versus competitive alternatives. While we estimate volume to the best of our ability, industry volume is an issue out of our control. If our assumptions regarding NCP levels, market acceptance of the price increases and/or engine volume are not realized, company performance could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. While our policy is to use interest rate swap agreements to manage our exposure to interest rate changes and lower the costs of borrowed funds, if interest rates move upward more sharply than anticipated, it could negatively impact our results. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

  Any sudden drop in consumer or business confidence
  Delays in legislation needed to fund public construction
  Regulatory or legislative changes that slow activity in key industries; and/or
  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

October 16, 2003	By:	/s/ James B. Buda
James B. Buda, Vice President